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Exhibit 10.34

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release ("Agreement") is entered into by and between QRS Corporation, its officers, directors, employees, representatives, agents, attorneys, investors, shareholders, administrators, affiliates, predecessor and successor corporations and assigns (the "Company"), and Vince Morris, his/her heirs, executors, representatives and assigns ("Employee").

        WHEREAS, Employee has been employed by the Company;

        WHEREAS, the Employee's employment with the Company will terminate on the date set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

        1.    Termination.    The Company and Employee acknowledge and agree that Employee's separation from the Company is effective March 1, 2002 (the "Termination Date").

        2.    Consideration.    In consideration for Employee's release of claims set forth below and other obligations under this Agreement, the Company and Employee agree as follows:

  (a)
  Severance Pay in the amount of twelve months' of your targeted total annual compensation, totaling $300,000, less applicable withholdings, payable over the next 12 months in alignment with our QRS pay periods, after the Effective Date of this Agreement.

  (b)
  If Employee elects COBRA coverage, the Company will pay for the first twelve (12) months of COBRA coverage.

        Employee acknowledges and agrees that but for his execution of this Agreement, he would not otherwise be entitled to the benefits described in paragraph 2(a) and 2(b) above.

        3.    Stock Option.    Employee acknowledges and agrees that any unvested stock options and/or restricted stock presently issued and outstanding will cease to vest on Termination Date. Employee agrees that he shall have no further rights to any shares which remain unvested as of Termination Date.

        4.    No Other Payments Due.    Employee acknowledges and agrees that he/she has received all salary, accrued vacation, bonuses, or other such sums due to Employee other than amounts to be paid and benefits provided pursuant to Section 2 of this Agreement. In light of the payment by the Company of all wages due, or to become due to the Employee, the Parties further acknowledge and agree that California Labor Code section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

    No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

        5.    Employee Release of Claims.    In consideration for the obligations of both parties under this Agreement, Employee hereby fully and forever releases the Company from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he/she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

  (a)
  any and all claims relating to or arising from Employee's employment relationship with the Company and termination of that relationship;

  (b)
  any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company;

  (c)
  any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage and defamation;

  (d)
  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

  (e)
  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

  (f)
  any and all claims for attorney's fees and costs.

Employee agrees that the release set forth in the section shall be and will remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate any rights of Employee pursuant to California Labor Code section 2802.

        6.    Waiver of Unknown or Future Claims.    Employee represents that he/she is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that he/she is familiar with the provisions of California Civil Code section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

        Employee, being aware of such code section, agrees to waive any rights either party may have thereunder, as well as under any other statute or common law principles of similar effect.

        7.    Nondisclosure of Confidential and Proprietary Information.    Employee agrees that he/she shall continue to maintain the confidentiality of all confidential and propriety information of the Company as provided by the agreement regarding confidential information and ownership of inventions (the "Confidentiality Agreement") between the Company and the Employee. Employee agrees that at all times hereafter, in accordance with the terms of the Confidentiality Agreement and applicable state and federal law, Employee shall not divulge, furnish or make available to any party any confidential information, trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that for a 12-month period commencing on the Termination Date, he/she will not solicit, recruit, or induce any employee of QRS Corporation to terminate or alter his/her employment or consulting relationship with the Company. Employee further acknowledges and agrees that he/she has returned or will have returned all the Company's property and confidential and proprietary information in his/her possession to the Company as of the Termination Date.

        8.    Breach of this Agreement.    Employee acknowledges that breach of the confidential and proprietary information provision contained in Section 8 of this Agreement would cause the Company to sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company's obligations to provide benefits to Employee as described in Section 2 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement.

        9.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        10.    No Representations.    Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

        11.    Costs.    The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

        12.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        13.    Arbitration.    The Parties shall attempt, to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in San Francisco before the American Arbitration Association under its National Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys' fees and costs. The parties hereby waive any rights they may have to trial by jury in regard to claims arising out of this Agreement or the enforcement of this Agreement.

        14.    Entire Agreement.    This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his/her compensation by the Company other than the Confidentiality Agreement described above in Section 8.

        15.    No Oral Modification.    This Agreement may only be amended in writing signed by Employee and the Company.

        16.    Governing Law.    This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

        17.    Effective Date.    This Agreement shall be effective on the eighth day after it has been signed by the Employee and the Employee has not revoked the Agreement as provided in Section 21 herein below.

        18.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        19.    Assignment.    This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

        20.    Acknowledgment of Waiver of Claims under ADEA.    Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has up to twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following the execution of this Agreement to revoke the Agreement (the "Revocation period"); and (d) this Agreement shall not be effective until be Revocation Period has expired. Notice of revocation shall be made in writing by delivery to the Chief Executive Officer of the Company within the seven day period provided for herein.

        21.    Voluntary Execution of Agreement.    Employee agrees that he/she is executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Employee acknowledges that:

  (a)
  He/she has read this Agreement;

  (b)
  He/she has been advised by this writing to consult with legal counsel of his/her own choice or has voluntarily declined to seek such counsel;

  (c)
  He/she understands the terms and consequences of this Agreement and of the releases it contains; and

  (d)
  He/she is fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

QRS CORPORATION
By:	/s/ JOANIE CREGER Joanie Creger Director, Employee Relations & Staffing	/s/ VINCE MORRIS Vince Morris
Dated:	3-8-02	Dated:	3-8-02

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SEPARATION AGREEMENT AND RELEASE